                                                        EXHIBIT 21


                          SUBSIDIARIES
                               OF
                HOME PROPERTIES OF NEW YORK, INC.
                     as of December 31, 1996



1.   Home Properties of New York, L.P.

2.   Through Home Properties of New York, L.P. (the "Operating
     Partnership"), Home Properties of New York, Inc. has interests in the following entities:

     * The Operating Partnership owns 9,900 shares of non-voting common stock of Home Properties Management, Inc., a Maryland corporation. Officers and directors of Home Properties own 100 shares of voting common stock of Home Properties Management, Inc. Such shares represent all of the outstanding common stock of Home Properties Management.

     * The Operating Partnership owns 891 shares of non-voting common stock of Conifer Realty Corporation, a Maryland corporation. Officers and directors of Home Properties own 9 shares of voting stock of Conifer Realty Corporation. Such shares represent all of the outstanding common stock of Conifer Realty Corporation.


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